Filed pursuant to Rule 433 June 23, 2006 Relating to Pricing Supplement No. 58 dated June 23, 2006 to Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes
Global Emerging Markets Currency-Linked Capital-Protected Notes
due December 30, 2008
Based on the Performance of a Basket of Eight Currencies Relative to the U.S. Dollar

Pricing Sheet – June 23, 2006

Offering Price:	$1,000 per Note (100%)
Aggregate Principal Amount:	$30,000,000. We may increase the aggregate principal amount of the Notes prior to the original issue date but are not required to do so.
Original Issue Date (Settlement):	July 6, 2006
Maturity:	December 30, 2008
Pricing Date:	June 23, 2006
Coupon:	None
Maturity Redemption Amount:	$1,000 plus the Supplemental Redemption Amount (if any).
Supplemental Redemption Amount:	The Supplemental Redemption Amount will equal:
(i) if the Basket Performance Factor is less than, or equal to, zero, $0; or
(ii) if the Basket Performance Factor is greater than zero, the greater of:
(a) $200; and
(b) $1,000 times (x) the Basket Performance Factor times (y) the Participation Rate.
Basket and Weighting:	Currency	Initial Exchange Rate	Weighting
	Brazilian real	2.2462	12.5%
	Chinese renminbi	8.0026	12.5%
	Indian rupee	46.20	12.5%
	Indonesian rupiah	9,403	12.5%
	South Korean won	958.70	12.5%
	Mexican peso	11.436	12.5%
	Russian ruble	27.0629	12.5%
	South African rand	7.5092	12.5%
Participation Rate:	200%
Denominations:	$1,000 and integral multiples thereof
CUSIP:	61746SCR8
Agent:	Morgan Stanley & Co. Incorporated
Price to Public:	Per Note: 100% ($1,000 per Note)
Total: $30,000,000
Agent’s Commissions:	Per Note: 1.50% ($15 per Note)
Total: $450,000
Proceeds to Company:	Per Note: 98.50%
Total: $29,550,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Amendment No. 1 to Preliminary Pricing Supplement No. 58, dated May 24, 2006 Prospectus Supplement Dated January 25, 2006 Prospectus Dated January 25, 2006